CERTIFICATE OF AMENDMENT
                                       OF
                          CERTIFICATE OF INCORPORATION
                                       OF
                             ANAREN MICROWAVE, INC.

                  Under Section 805 of the Business Corporation
                          Law of the State of New York

      The undersigned, Lawrence A. Sala and David M. Ferrara, being the President and Secretary, respectively, of Anaren Microwave, Inc. (the "Corporation"), certify that:

      1. The name of the Corporation is Anaren Microwave, Inc. It was formed under the name of Micronetics, Inc.

      2. The Certificate of Incorporation of the Corporation was filed by the New York Department of State on August 11, 1967.

      3. Paragraph "FOURTH" of the Certificate of Incorporation of the Corporation is amended to increase the total number of authorized shares of Common Stock from twenty-five million (25,000,000) to two hundred million (200,000,000), all of which shall have a par value of $.01 per share. The par value per share will not change as a result of this Amendment. Prior to this Amendment there were 12,600,059 shares of Common Stock ($.01 par value per share) issued, and 12,399,941 shares of Common Stock ($.01 par value per share) authorized but unissued. Following the Amendment there will be 12,600,059 shares of Common Stock ($.01 par value per share) issued at a rate of one for one, and 237,399,941 shares of Common Stock ($.01 par value per share) authorized but unissued at a rate of 19.14525 for one.

      The stated value and the capital accounts of the Corporation shall not change as a result of this Amendment.

      4. To effect the foregoing, paragraph "FOURTH" of the Certificate of Incorporation of the Corporation is amended to read in its entirety as follows:

         "FOURTH: The number of shares which the Corporation shall have authority to issue shall be two hundred million (200,000,000) shares, all of which shall be Common Shares having a par value of $.01 per share."

      5. This Amendment was authorized and approved by the Board of Directors followed by the affirmative vote of the holders of over a majority of all outstanding shares entitled to vote thereon at a meeting of the shareholders of the Corporation duly called and held in accordance with the New York Business Corporation Law.

      IN WITNESS WHEREOF, the undersigned have signed this Certificate of Amendment of the Certificate of Incorporation this 20th day of November, 2000 and affirm the statements contained herein are true under penalties of perjury.

                                          /s/ Lawrence A. Sala
                                          ---------------------------------
                                          Lawrence A. Sala
                                          President and Chief Executive Officer

                                          /s/  David M. Ferrara
                                          ---------------------------------
                                          David M. Ferrara
                                          Secretary